UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 5, 2005

MAYOR’S JEWELERS, INC.

(Exact Name of Registrant as Specified in Charter)

DELAWARE	1-9647	59-2290953
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14051 Northwest 14th Street, Suite 200

Sunrise, Florida 33323

(Address of Principal Executive Offices)

954-846-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02(a) - Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

Mayor’s Jewelers, Inc. (the “Company”) has reviewed the accounting treatment of convertible preferred stock and warrants that were issued by the Company to Henry Birks & Sons Inc. (“Birks”), the Company’s majority stockholder, in connection with Birks’ August 20, 2002 equity investment of $15.05 million in the Company as a result of a Comment Letter received by the Company from the Securities and Exchange Commission (“SEC”). As a result of the review, the Company concluded on May 5, 2005, that the financial statements for the year ended March 29, 2003 and for the forty week period ended January 4, 2003 should no longer be relied upon.

The Company has decided to revise the fair value assigned to the convertible preferred stock and the warrants. Such revision will adjust the previously recognized beneficial conversion feature of the convertible preferred stock. The Company has also determined that it should also recognize the fair value assigned to the warrants as a dividend to Birks. Based on these accounting changes, the Company has determined that it should amend its March 2004 Form 10-K/A and its December 2003 Form 10-Q/A to reflect the revisions. The Company does not expect any of the revisions discussed above to affect the Company’s cash flows, cash positions, total stockholders’ equity or results from operations (net loss) during those periods. However, as a result of the revaluation of the preferred stock and warrants and to properly recognize the fair value assigned to the warrants as a dividend, the Net Loss Attributable to Common Stockholders and the Loss Per Share for the fiscal year ended March 29, 2003 and the forty week period ended January 4, 2003 is estimated to be increased by approximately $3.3 million and $0.17, respectively.

The Company has discussed these accounting matters with KPMG LLP, the Company’s current independent accountants and Deloitte & Touche LLP, the Company’s predecessor independent accountants.

Safe Harbor Statement

This Form 8-K contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as “estimate,” “expect,” “intend” and other words and terms of similar meaning, in connection with any discussion of the Company’s financial statements, business, financial condition, results of operations or liquidity. Factors that could affect the Company’s forward-looking statements include, among other things: the review of the financial statements for the forty week period ended January 4, 2003 and the review of the financial statements for the year ended March 29, 2003; negative reactions from the Company’s stockholders, creditors or customers to the results of the review and restatement or further delay in providing financial information caused by the review and restatement; the impact and result of any litigation (including private litigation), any action by the American Stock Exchange, or of any investigation by the Securities and Exchange Commission or any investigation by any other governmental agency related to the Company; the Company’s ability to obtain any necessary waivers from its creditors in the event of a further delay in, or other adverse developments relating to, the restatement of its previously issued financial statements; the Company’s ability to manage its operations during and after the financial statement restatement process; the Company’s ability to successfully implement internal controls and procedures that remediate any weakness and ensure timely, effective and accurate financial reporting; changes in economic conditions; and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K/A, as amended, for the fiscal year ended March 27, 2004. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Several factors, including those identified above, could cause actual events to differ materially from the forward-looking statements. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAYOR’S JEWELERS, INC.

	By:	/s/ Larry Litowitz
	Name:	Larry Litowitz
Dated: May 11, 2005	Title:	Interim Chief Financial Officer